August 8, 2006
For Immediate Release
Phone: 609-561-9000
Contact: Stephen Clark x4260

SJI Sets EPS Target Growth Range for 2006 at 6%-10%
SJI Reports Second Quarter Results

Folsom, NJ - South Jersey Industries (NYSE: SJI) today announced that its 2006 earnings per share are expected to exceed 2005 results by between 6% and 10%. “Second quarter performance was gratifying in the face of extremely warm weather conditions faced by our businesses,” stated SJI Chairman & CEO Edward Graham. “The combination of wholesale gas marketing opportunities reflected in this quarter, and other opportunities in front of us, make me optimistic about SJI’s earnings growth for 2006 and 2007,” said Graham. These opportunities include several energy projects coming on line in the second half of 2006. SJI’s target remains to produce at least 6%-7% average annual earnings per share growth on a long-term, forward-looking basis.

South Jersey Industries also announced earnings from continuing operations of $7.2 million for the second quarter of 2006, compared with $7.6 million posted for the same quarter in 2005. Earnings per share from continuing operations totaled $0.25 per share compared with $0.27 per share for the prior year period. Earnings per share for the quarter were negatively impacted by $1.4 million due to the effect of warm weather on utility performance and one million more shares outstanding in the second quarter of 2006 than in the comparable quarter of 2005. The additional shares were mostly issued during the second half of 2005 and, consequently, will have a diminishing impact on comparative EPS results through the remaining quarters of 2006.

SJI’s 2nd Quarter 2006 Results and Highlights:

Non-Utility Income Contribution Up: Non-Utility earnings increased for the quarter by 7.5% to $4.6 million from $4.2 million in 2005. The driver for improved performance came from our wholesale commodity marketing business.

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SJI Earnings - Add 1

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Wholesale Commodity Marketing Posts Strong Performance - South Jersey Resources Group added $2.4 million to SJI’s bottom line for the quarter, up $1.1 million over the 2005 second quarter. High and volatile natural gas prices created attractive marketing opportunities for wholesale natural gas. Storage capacity has positioned us to lock in significant positive spreads on storage deals that will benefit the next three winter seasons. We are also in the process of growing this business line by adding storage capacity. SJRG markets wholesale natural gas, fuel management and commodity risk management services.

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Retail Commodity Marketing Initiates New Retail Offer - Retail commodity marketing at South Jersey Energy contributed $0.8 million to net income in the second quarter of 2006 compared with $1.4 million for the same period last year. The second quarter of 2005 benefited from the sale of most of our residential gas supply portfolio and a much larger customer base. In 2006 we resumed marketing to residential and small commercial customers through a new offer that provides price certainty. To date we have enrolled over 8,500 new customers and continue to experience growth in line with expectations. We also see continuing strength in the large commercial and industrial markets which are outperforming last year due to nearly 100% customer retention and stronger margins. SJE markets both natural gas and electricity on a retail basis.

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Marina Energy Brings Thermal Plant Expansion on Line - Our on-site energy production business contributed $0.6 million to SJI’s bottom line in the second quarter of 2006, compared with $0.8 million in the prior-year period. Marina’s 2005 performance reflected the completion of our design/build project with Seneca Gaming that added to second quarter results last year. At the end of June 2006, Marina began serving the energy needs of the new- 500,000 sq.ft. expansion at the Borgata Hotel Casino & Spa in Atlantic City. The second stage of that expansion, which includes a 40 story hotel tower, is due to open in late 2007. Looking forward, Marina expects to complete the new Warren County Landfill Energy plant and double the size of its Atlantic County Landfill Energy plant during the second half of this year. These additions, coupled with strong operating performance at our existing facilities, are expected to grow Marina’s earnings contribution significantly in 2006 and 2007. Marina develops, owns and operates on-site energy plants.

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Residential & Commercial Service Business Moves Forward - South Jersey Energy Service Plus produced earnings of $0.3 million in the second quarter, compared with $0.7 million recorded in the same quarter in 2005. Mild weather through the first half of the year slowed both our repair and installation businesses. Going forward, we expect this business line to exceed 2005 performance as we benefit from a strong pipeline of installation prospects and from recent additions to our portfolio of services that cover propane heaters and appliances, and small commercial HVAC systems. We are also exploring opportunities in the solar electric market. SJESP sells appliance service contracts, repairs appliances on a time and material basis, and installs HVAC systems.

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SJI Earnings - Add 2

Utility Performance Impacted by Warm Winter: South Jersey Gas’ net income of $2.7 million was below last year’s level of $3.4 million. Drivers for 2006 include:

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Weather Negatively Impacts Quarterly Comparison - Weather in SJG’s service territory was 27% warmer than normal and 32% warmer than last year. SJG has a weather normalization clause in its rates that protects both the company and its customers from the impacts of temperatures that vary significantly from normal for the period October 1 through May 31. However, SJG remains exposed to changes in customer usage patterns. The total impact of weather on SJG for the quarter, inclusive of changes in customer usage patterns, would have been $2.7 million without the clause, but was reduced to $1.4 million with the clause. We are currently seeking approval from the NJBPU for a conservation tariff that would both reduce SJG’s exposure to customer usage patterns, and enable us to become a major promoter of energy conservation to our customers. We remain highly optimistic that we will receive final approval for the tariff prior to the next heating season.

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2.8% Customer Growth Rate Continues - South Jersey Gas continues to experience strong growth in its service territory, adding over 8,700 customers during the 12 months ended June 30, 2006, for a total of 325,169. This 2.8% growth rate reflects the continued strong demand for new housing in SJG’s service territory and is well above the national average growth rate of 1.5%. We expect customer growth for the full year 2006 to match this pace. Customers added in the past 12 months are anticipated to contribute approximately $1.9 million to net income annually.

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Operating and Maintenance Expenses Reduced - Operating and Maintenance Expense decreased by $1.6 million for the second quarter of 2006, compared with the same period in 2005. The decrease resulted from a reduction in pension and post-retirement benefit costs due to contributions made to the plans in 2005 and the impact of early retirement plans, lower bad debt experience related to the warm weather, and lower insurance expenses. The O&M expense decrease helped offset $1.4 million of additional interest and depreciation expenses. Interest expense was impacted by the warm weather as borrowing levels were higher than normal through the first half of the year. Higher bank borrowings were used to finance natural gas inventory in storage that was not withdrawn as a result of lower customer heating demand due to warm weather.

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SJI Earnings - Add 3

SJI’s Balance Sheet Remains Strong: The company’s equity-to-capitalization ratio, inclusive of short-term debt, totaled 46% at June 30, 2006. Strong earnings added to the equity component of SJI’s balance sheet, helping support substantially higher inventories of natural gas than at the same point last year. The higher inventory level is due to high gas prices and substantially reduced withdrawals during the past winter season. This inventory will now be held in storage for use next winter, reducing SJI’s need to refill storages.

Webcast and Conference Call Details
South Jersey Industries’ President and CEO, Edward J. Graham, will be hosting an open conference call and webcast on Tuesday, August 8, 2006 at 2:00pm EDT to discuss the company’s second quarter 2006 results and future prospects. To participate in the conference call, dial 1-800-295-4740 approximately 10 minutes ahead of the scheduled time and enter the participant passcode 19457764. To access the webcast simply visit the South Jersey Industries website at http://www.sjindustries.com , click on Investors and then click on the webcast icon. A recorded version of the webcast will be available at SJI’s website. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the code: 24167828. SJI encourages shareholders, media and members of the financial community to attend the conference call and/or listen to the webcast.

Forward-Looking Statement

This news release contains forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in SJI’s most recent reports on SEC Forms 10-K and 10-Q. SJI assumes no duty to update these statements should actual events differ from expectations.

South Jersey Industries (NYSE: SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy Solutions, South Jersey Energy, South Jersey Resources Group, South Jersey Energy Service Plus and Marina Energy. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED
	Three Months Ended
	June 30,
	2006	2005
Operating Revenues:
Utility	$95,107	$84,759
Nonutility	60,425	69,280

Total Operating Revenues	155,532	154,039

Operating Expenses:
Cost of Sales - Utility	66,141	53,787
Cost of Sales - Nonutility	47,484	57,114
Operation and Maintenance	16,107	17,642
Depreciation	6,396	5,971
Energy and Other Taxes	1,891	2,117

Operating Income	17,513	17,408

Other Income and Expense:
Equity in Affiliated Companies	331	215
Other	646	(55)

Total Other Income and Expense	977	160

Interest Charges *	(6,217)	(4,922)

Income Taxes	(5,044)	(5,091)

Income from Continuing Operations	7,229	7,555

Discontinued Operations - Net	(63)	(182)

Net Income Applicable to Common Stock	$7,166	$7,373

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$0.248	$0.270
Discontinued Operations - Net	$(0.002)	$0.006

Basic Earnings Per Common Share	$0.246	$0.264

Average Common Shares Outstanding - Basic	29,162	27,953

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$0.247	$0.268
Discontinued Operations - Net	$(0.002)	$(0.006)

Diluted Earnings Per Common Share	$0.245	$0.262

Average Common Shares Outstanding - Diluted	29,226	28,180

	Six Months Ended
	June 30,
	2006	2005
Operating Revenues:
Utility	$364,628	$296,926
Nonutility	155,880	185,683

Total Operating Revenues	520,508	482,609

Operating Expenses:
Cost of Gas Sold - Utility	267,201	195,762
Cost of Sales - Nonutility	129,540	160,255
Operation and Maintenance	35,179	39,332
Depreciation	12,738	11,844
Energy and Other Taxes	6,622	7,275

Operating Income	69,228	68,141

Other Income and Expense:
Equity in Affiliated Companies	710	409
Other	794	329

Total Other Income and Expense	1,504	738

Interest Charges *	(12,583)	(10,227)

Income Taxes	(23,854)	(24,205)

Income from Continuing Operations	34,295	34,447

Discontinued Operations - Net	(229)	(326)

Net Income Applicable to Common Stock	$34,066	$34,121

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$1.179	$1.236
Discontinued Operations - Net	$(0.008)	$(0.012)
Basic Earnings Per Common Share	$1.171	$1.224

Average Common Shares Outstanding - Basic	29,097	27,876

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$1.176	$1.226
Discontinued Operations - Net	$(0.008)	$(0.012)
Diluted Earnings Per Common Share	$1.168	$1.214

Average Common Shares Outstanding - Diluted	29,163	28,102

	Twelve Months Ended
	June 30,
	2006	2005
Operating Revenues:
Utility	$644,106	$522,440
Nonutility	314,774	335,081

Total Operating Revenues	958,880	857,521

Operating Expenses:
Cost of Sales - Utility	475,584	347,379
Cost of Sales - Nonutility	266,636	291,039
Operation and Maintenance	76,883	81,064
Depreciation	24,925	23,375
Energy and Other Taxes	11,981	12,314

Operating Income	102,871	102,350

Other Income and Expense:
Equity in Affiliated Companies	1,202	888
Other	1,084	455

Total Other Income and Expense	2,286	1,343

Interest Charges *	(23,306)	(20,867)

Income Taxes	(33,416)	(33,785)

Income from Continuing Operations	48,435	49,041

Discontinued Operations - Net	(572)	(724)

Net Income Applicable to Common Stock	$47,863	$48,317

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$1.683	$1.767
Discontinued Operations - Net	$(0.020)	$(0.026)

Basic Earnings Per Common Share	$1.663	$1.741

Average Common Shares Outstanding - Basic	28,785	27,759

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$1.674	$1.752
Discontinued Operations - Net	$(0.020)	$(0.026)

Diluted Earnings Per Common Share	$1.654	$1.726

Average Common Shares Outstanding - Diluted	28,929	27,992

* Net of rate recovery of carrying costs on certain unrecovered fuel and environmental remediation expenses.